As filed with the Securities and Exchange Commission on August 31, 2001
                                    Registration No. 333-_____________


                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                              FORM SB-2

       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  NEWPORT INTERNATIONAL GROUP, INC.
            ----------------------------------------------
            (Name of Small Business Issuer in its Charter)

     Delaware                    6522                     23-3030650
 ----------------    ----------------------------      ----------------
 (State or other     (Primary Standard Industrial      (I.R.S. Employer
 jurisdiction of      Classification Code Number)       Identification
 incorporation                                           Code Number)
 or organization)

                  11863 Wimbledon Circle, Suite 418
                         Wellington, FL 33414
                            (561) 389-6725
    -------------------------------------------------------------
    (Address and Telephone Number of Principal Executive Offices)

                  11863 Wimbledon Circle, Suite 418
                         Wellington, FL 33414
 -------------------------------------------------------------------
 (Address of Principal Place of Business or Intended Principal Place
                             of Business)

                        Soloman Lam, President
                  11863 Wimbledon Circle, Suite 418
                         Wellington, FL 33414
                            (561) 389-6725
      ---------------------------------------------------------
      (Name, Address and Telephone Number of Agent For Service)

                              Copies to:
                      Kathleen L. Deutsch, P.A.
                           Broad And Cassel
                 201 South Biscayne Blvd., Suite 3000
                         Miami, Florida 33131
                             305-373-9400

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement. If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.  [    ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [    ]

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box. [    ]

                   CALCULATION OF REGISTRATION FEE


                   CALCULATION OF REGISTRATION FEE
===============================================================================================================
Title of Each Class of     |       Amount       |   Proposed Maximum   |  Proposed Maximum  |
 Securities to be          |       to be        |    Offering Price    |     Aggregate      |    Amount of
 Registered                |     Registered     |     Per Share(1)     |   Offering Price   | Registration Fee
---------------------------------------------------------------------------------------------------------------
 Common Stock,             |                    |                      |                    |
  $0.0001                  |       754,540      |        $3.00         |     $2,262,720     |       $566
===============================================================================================================


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c). There currently is no market for our common stock. Our estimate of the maximum offering price represents the price at which a proposed market maker for our common stock anticipates offering shares for sale.

                  _________________________________


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.

             SUBJECT TO COMPLETION, DATED AUGUST __, 2001

                    754,540 SHARES OF COMMON STOCK

                  NEWPORT INTERNATIONAL GROUP, INC.


     We are registering for sale 754,540 shares of our common stock owned by selling shareholders.

     We will not receive any proceeds from the sale of the 754,540 shares of common stock listed above. We will pay all legal and accounting fees and our out-of-pocket expenses in registering these shares for sale.

     There is no trading market for our common stock and the offering price of our common stock will be arbitrarily determined by the selling shareholders and any securities brokers/dealers that may make a market in our common stock in the future. If a market for our common stock develops, it would most likely be on the OTC Bulletin Board or the "pink sheets." We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market. The actual number of shares sold and the prices at which the shares are sold will depend upon the market, if any, at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

     Our principal executive offices are located at 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414. Our telephone number is (561) 389-6725.

     You should carefully consider the section titled "Risks of Investing in Newport Shares" beginning on page 4 of this prospectus.

                    -----------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.
 Any representation to the contrary is a criminal offense.


           The date of this prospectus is __________, 2001.



     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          TABLE OF CONTENTS

                                                                  Page

SUMMARY ..........................................................  1
RISKS OF INVESTING IN NEWPORT SHARES .............................  4
  Company Related Risks ..........................................  4
    We Have No Operating History on Which to Base an Investment
      Decision ...................................................  4
    We Expect to Continue to Have Losses for the Foreseeable
      Future .....................................................  4
    We Have Raised Limited Capital and Will Need Additional
      Capital to Commence Our Business ...........................  4
    Ownership Of Our Common Stock is Concentrated Among Our
      Principal Shareholders, Officers and Directors .............  5
    Our Ability to Implement Our Business Plan Depends On Our
      Ability to Attract and Retain Key Personnel ................  5
    We May Not Be Able to Pay Dividends to Our Shareholders For
      The Foreseeable Future .....................................  5
    Currently There Is No Trading Market For Our Common Stock ....  5
    The Offering Price of the Shares Has Been Arbitrarily
      Determined .................................................  5
    The Availability of Additional Shares for Sale Could
      Adversely Affect Our Share Price ...........................  6
    Our Common Stock May Be Subject to Penny Stock Regulation
      Which May Make It Difficult For Investors to Sell our
      Common Stock ...............................................  6
  Real Estate Development Risk Factors ...........................  7
    The Success of the Property Depends on the Construction of
      the Interchange ............................................  7
    We Intend to Acquire Only One Property Initially .............  7
    We May Not Receive Approval by Regulators for Our
      Development Applications ...................................  7
    Investments in Real Estate Companies are Inherently Risky
      Which Could Adversely Affect Our Profitability .............  7
    Development Risks Could Adversely Affect Our Profitability ... 8 We Could Encounter Problems as a Result of Using Debt to
      Finance Our Projects .......................................  8
    We May Suffer Environmental Liabilities Which Could Result
      in Substantial Costs .......................................  8
FORWARD-LOOKING STATEMENTS .......................................  9
DETERMINATION OF OFFERING PRICE ..................................  9
USE OF PROCEEDS ..................................................  9
DIVIDEND POLICY ..................................................  9
PROPOSED BUSINESS ................................................ 10
PLAN OF OPERATION ................................................ 13
DIRECTORS AND MANAGEMENT ......................................... 14

PRINCIPAL SHAREHOLDERS ........................................... 16
SELLING SHAREHOLDERS ............................................. 17
PLAN OF DISTRIBUTION ............................................. 19
CERTAIN TRANSACTIONS ............................................. 21
OUR SECURITIES ................................................... 21
SHARES ELIGIBLE FOR FUTURE SALE .................................. 23
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
  SECURITIES ACT LIABILITIES ..................................... 23
LEGAL MATTERS .................................................... 24
EXPERTS .......................................................... 24
WHERE YOU CAN FIND MORE INFORMATION .............................. 24
NEWPORT INTERNATIONAL GROUP, INC
  INDEX TO FINANCIAL STATEMENTS ..................................F-1

                               SUMMARY

     Newport

     We intend to become a real estate holding company and plan to develop a large multi-use project in Sumter County, Florida. We plan to purchase a certain piece of property for this project, sell and lease lots for development, and then manage a large commercial, industrial and residential mixed-use development.

     In November 2000, our President and Chief Executive Officer, Soloman Lam, entered into two exclusive land sales contracts to purchase approximately 3,300 acres in Sumter County, Florida for a total of $11.4 million. In August 2001, the contracts were amended to extend the date upon which the closing must occur from September 1, 2001 to March 1, 2002. Mr. Lam has posted a $180,000 deposit in connection with these contracts and plans to assign the contracts to us upon reimbursement of the deposit if the Company elects to purchase the property.

     Our preliminary feasibility study indicates that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of approximately 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related amenities. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the property will likely be dedicated to wet land and wildlife habitat preservation.

     In order to develop the property, we will have to obtain approval for a development of regional impact, or DRI, from Sumter County, and rezone the property, as well as prepare a land use amendment application, a planned unit development, or PUD, zoning application, a conceptual master plan and a residential market study. These procedures and applications are estimated to take approximately 18 months to complete and there can be no assurance that the applications will be approved, or approved on terms favorable to us. The total cost of our preparation, investigation and due diligence studies is estimated to be approximately $1,000,000. We expect to acquire the raw land for the proposed project and commence operations during the next six to 12 months. This property is not likely to produce revenue from deposits for an additional six to 12 months and is not likely to generate significant revenue until after the DRI and other approvals have been obtained.

     Newport's History

     On October 30, 2000, Conservation Anglers Manufacturing, Inc., a Florida corporation, entered into a merger with First Philadelphia Capital Corp., a Delaware corporation, and First Philadelphia
Capital Corp. survived the merger and changed its name to Conservation Anglers Manufacturing, Inc. On January 31, 2001, Conservation Anglers Manufacturing, Inc. filed an amendment to its certificate of incorporation to change its name from "Conservation Anglers Manufacturing., Inc." to "Newport International Group,
Inc.," to better reflect and describe our current strategic direction.

     Summary Consolidated Financial Information

     The following is a summary of our consolidated financial statements, which are included elsewhere in this prospectus, and which should be read in conjunction with those financial statements.

                                                 For the Period                       For the Period
                             For the Six         December 27,          For the          December 27,
                             Months Ended        1999 (Inception)     Year Ended      1999 (Inception)
                             June 30, 2001       to June 30, 2001     December 31,    to December 31,
                             (Unaudited)           (Unaudited)           2000              2000
                             -------------       ----------------     ------------    ---------------
Statement of Operations
Data:
Revenues ................     $        0            $        0         $        0        $        0
Operating Expenses ......         53,443               154,450            101,007           101,007
                              ----------            ----------         ----------        ----------
Net (loss) ..............        (53,443)             (154,450)          (101,007)         (101,007)
                              ==========            ==========         ==========        ==========
Share data:
Loss per common share -
  Basic .................     $    (.011)           $    (.031)        $     (.02)       $     (.02)
                              ==========            ==========         ==========        ==========
  Diluted ...............     $    (.010)           $    (.029)        $     (.02)       $     (.02)
                              ==========            ==========         ==========        ==========
Weighted average number
  of common shares
  outstanding - basic
  and diluted ...........      5,000,000             5,000,000          5,000,000         5,000,000
                              ==========            ==========         ==========        ==========

                                      As of
                                  June 30, 2001          As of
                                   (Unaudited)     December 31, 2000
                                  -------------    -----------------
Balance Sheet Data:
Cash ...........................   $  20,295           $  36,320
Total curent assets ............   $  30,163           $  36,320
Total assets ...................   $  77,809           $  81,782
Total current liabilities ......   $       0           $  40,000
Total liabilities ..............   $  44,170           $  73,460
Stockholders' equity ...........   $  33,639           $   8,322


     The Offering

     The offering consists of 754,540 shares of common stock offered by certain selling shareholders. We are not offering any shares for sale and will not receive any of the proceeds from the offering.

     The selling shareholders will likely sell the shares in private transactions or at prevailing market prices. There is presently no market for our common stock. As a result, the price at which selling shareholders will sell their stock is likely to vary depending upon a number of factors, including interest in the common stock by third parties and whether we are able to retain a securities broker/dealer to make a market in our common stock. Consequently, we cannot estimate the offering price of the common stock at this time.

     We have agreed to pay all costs and expenses relating to the registration of our common stock, but the selling shareholders will be responsible for the payment of any commissions or related charges in connection with the offer and sale of their shares, and for the cost of their personal legal counsel, if any. The selling shareholders may sell their common stock through one or more broker/dealers, and such broker/dealers may receive compensation in the form of commissions.

                 RISKS OF INVESTING IN NEWPORT SHARES

     Investment in our securities involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

Company Related Risks

     We Have No Operating History on Which to Base an Investment
Decision

     We were formed in December 1999. Since then we have raised initial capital and developed a business plan but we have not commenced operations. As a result, we have no operating history on which you can evaluate our proposed business and our prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives.

     We Expect to Continue to Have Losses for the Foreseeable Future

     To date, we have incurred losses because we have not commenced operations and have not generated any revenue. We expect to acquire the raw land for the proposed project and commence operations during the next six to 12 months. This property is not likely to produce revenue from deposits for an additional six to 12 months, and is not likely to generate significant revenue until after the DRI and other approvals have been obtained. We cannot estimate when revenues from the proposed project will exceed cumulative losses or whether we will be able to acquire the property at all.

     We Have Raised Limited Capital and Will Need Additional Capital to Commence Our Business

     To date, we have raised approximately $300,000 for working capital by selling common stock in a private placement transaction. We used and are using these funds to develop our business plan, identify real estate investment opportunities, pay expenses to prepare our required filings with the SEC and complete this offering. These funds were not intended to be sufficient to implement our business plan. We will need to raise additional funds, both in the form of equity and debt, to acquire the proposed project and commence operations. At present, we expect that we will require approximately $13,500,000 for such purposes. This amount could change as we refine and implement our business plan. We believe we can borrow a large portion of the funds needed to acquire the proposed property, and plan to raise the balance through the sale of common stock; however, we do not have firm commitments for any additional financing.

     As a result, we may not be able to raise this capital when needed or, if we are able to raise additional capital, it may not be on favorable terms. If this should occur, we would not be able to commence operations. In addition, if we raise additional funds through the issuance of common stock, or other equity or debt securities, the securities may have rights, preferences or privileges senior to those of the rights of our current shareholders and our shareholders may experience dilution.

     Ownership Of Our Common Stock is Concentrated Among Our
Principal Shareholders, Officers and Directors

     Our directors, executive officers and principal shareholders, and their affiliates, beneficially own approximately 89.2% of our outstanding common stock. As a result, these shareholders can exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Newport.

     Our Ability to Implement Our Business Plan Depends On Our
Ability to Attract and Retain Key Personnel

     Our future success will depend to a significant extent on the continued services of our current officers and directors. The loss of any of these officers or directors would likely have a significantly detrimental effect on our business. We do not maintain "key man" life insurance policies for any of our officers or directors.

     Our prospects will also depend on our ability to attract and retain highly qualified sales and marketing, and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to employ or retain such personnel.

     We May Not Be Able to Pay Dividends to Our Shareholders For The Foreseeable Future

     We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors consider relevant.

     Currently There Is No Trading Market For Our Common Stock

     As of the date of this prospectus, there is no public market for our common stock. This prospectus is a step toward creating a public market for our common stock, which may enhance its liquidity.
 Following the date of this prospectus, we plan to engage a securities broker/dealer to make a market in our common stock.
There can be no assurance, however, that we will be able to retain an acceptable market maker, or that even if we do so, a meaningful trading market will develop as a result of such market maker's efforts. Because we lack a public market for shares of our common stock, the offering price of the shares will be arbitrarily determined by the selling shareholders. This in turn, could cause the sale prices of our common stock to vary widely. Such market fluctuations may have a material adverse effect on shareholders and make it difficult for shareholders to sell our common stock.

     The Offering Price of the Shares Has Been Arbitrarily Determined

     The initial offering price of $3.00 per share has been arbitrarily determined by us together with a proposed market maker for Newport and bears no relationship whatsoever to our assets, earnings, book value, or any other objective standard of value. Among the factors considered by us were our lack of operating history, estimates of our business potential, our relative requirements, prior sale prices for our common stock and the current market conditions in the over-the-counter market. You are therefore bearing the risk that you are paying more for our shares than our shares are objectively worth or valued by the public markets. This could result in an insufficient return, or even a loss, on your investment even if we do successfully purchase and develop our proposed property.

     The Availability of Additional Shares for Sale Could Adversely Affect Our Share Price

     Our promoters and affiliates could sell a sufficient volume of shares of common stock to lower the share price. Of our common stock presently issued and outstanding, 5,000,000 shares are held by our promoters and affiliates as "restricted securities," as that term is defined under the Securities Act, and in the future may be sold pursuant to a registration statement filed under the Securities Act. Some of these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act. This conclusion is based on the position of the staff of the Division of Corporation Finance of the SEC that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute the shares to the public without coming within the registration requirements of the Securities Act. Therefore, certain of these promoters or affiliates, or their transferees, can only resell their shares through an effective registration statement. Prospective investors should be aware that there is a risk that such sales would have a depressive effect on the market price of our securities in any market which may develop for our securities. If our promoters or affiliates did not hold these shares, there would not be the same risk of a depressive effect on the price of the shares you hold.

     Our Common Stock May Be Subject to Penny Stock Regulation Which May Make It Difficult For Investors to Sell our Common Stock

     The Securities and Exchange Commission has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to completing a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Our common stock will likely be subject to the penny stock rules. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for our common stock, and accordingly, holders of our common stock may find it difficult to sell their common stock, if they are able to do so at all.

Real Estate Development Risk Factors

     The Success of the Property Depends on the Construction of the Interchange

     Although Sumter County has indicated its intention to build a toll-free interchange of the Florida Turnpike at the intersection of CR-468, which would access the proposed property, and we understand a first draft of architectural plans for the interchange has been prepared, there can be no assurance that the interchange will actually be built. The lack of an interchange would adversely affect the viability of the proposed project, as access to the proposed project would be severely diminished.

     We Intend to Acquire Only One Property Initially

     We plan to purchase the proposed property, which will require substantially all of our resources and attention. Although we may acquire additional properties in the future, we do not have any present intention to make additional acquisitions. Our lack of diversification will subject us to economic fluctuations both within the real estate industry as well as within the geographic market in which the property is located. This lack of diversification would likely increase the negative impact of any decline in the economy of Sumter County on our financial condition as a whole.

     We May Not Receive Approval by Regulators for Our Development
Applications

     We have conducted a feasibility study for the proposed project and have gained preliminary comfort that the project can be developed as planned. We will not, however, undertake a more detailed investigation of the property until after we acquire it. Our investigation will likely include, among other things, civil engineering, traffic engineering, an archaeology study, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a land use amendment application, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, requirements and applications will require federal, state and local approval. There can be no assurance that the regulators will approve these studies or applications, or approve the studies or applications on terms favorable to us. The failure to obtain any approval or the imposition of significant limitations on the development of the property would adversely affect us, and in some cases, could cause us to determine not to develop the property at all.

     Investments in Real Estate Companies are Inherently Risky Which Could Adversely Affect Our Profitability

     Investments in companies that invest in real estate are subject to varying degrees of risk. If we acquire or develop properties and they do not generate sufficient operating cash flow to meet operating expenses, including debt service, capital expenditures and tenant improvements, our income will be adversely affected. Income from properties may be adversely affected by:

          *    changes in economic conditions;

          * increases in operating costs such as real estate taxes, insurance premiums, site maintenance and utilities;

          * changes in interest rates and the availability of financing; and

          * changes in laws and governmental regulations, including those governing real estate usage, zoning and taxes.

     Development Risks Could Adversely Affect Our Profitability

     We plan to develop a new property. Our development and related activities may be exposed to the following risks:

          * We may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased costs or our abandonment of these activities;

          * We may not be able to obtain financing with favorable terms, which may make us unable to proceed with our development activities; and

          * Our real estate development may suffer due to the geographic concentration of all of our holdings in the approximately 3,300 acres located in Sumter County.

     Additionally, the time frame required for development and lease-up of these properties means that we may have to wait a few years for a return on our investment in the property.

     We Could Encounter Problems as a Result of Using Debt to
Finance Our Projects

     We plan to borrow money to pay for the acquisition, development and operation of the proposed project and for other general corporate purposes. By borrowing money, we will expose ourselves to several risks, including the following:

          *    the inability to repay the debt when due;

          * reduced access to additional debt financing for other purposes; and

          * loss of the property that secures any debt upon default of the loan.

     We May Suffer Environmental Liabilities Which Could Result in Substantial Costs

     Under various federal, state, and local laws, ordinances, and regulations, the owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances located on or in, or emanating from, such property, as well as costs of investigation and property damages. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner or operator's ability to sell or lease a property or borrow using the property as collateral. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in substantial costs to us or may result in the need to cease or alter operations on the property.


                      FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, including statements concerning possible or assumed future results of operations of Newport and those preceded by, followed by or that include the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. Investors should understand that the factors described above, in addition to those discussed elsewhere in this prospectus, could affect Newport's future results and could cause those results to differ materially from those expressed in such forward-looking statements.


                   DETERMINATION OF OFFERING PRICE

     There is no trading market for our common stock. The offering price of our common stock will be determined arbitrarily by the selling shareholders and any broker/dealers that may make a market in our common stock in the future. If there are no market makers for our common stock at the time of a sale, the offering price may vary widely depending on the level of interest in our common stock by prospective purchasers. As a result, we cannot estimate the offering price of the common stock at this time.

     We have not yet retained any market makers for our common stock. Although we will seek to engage a market maker soon after the date of this prospectus, there can be no assurance that we will be successful in retaining one. If we are successful, and a market for our common stock develops, it would most likely trade on the OTC Bulletin Board or in the "pink sheets." We do not satisfy the listing criteria of any national securities exchange or the Nasdaq Stock Market.


                           USE OF PROCEEDS

     The proceeds of the offering will go directly to the selling shareholders. None of the proceeds will be available to us.


                           DIVIDEND POLICY

     We have never paid any cash dividends on our common stock. We do not currently anticipate paying cash dividends for the foreseeable future, but instead we plan to retain any earnings to fund our growth. The decision to pay dividends on our common stock in the future will depend on our ability to generate earnings, our need for capital, our overall financial condition and other factors that our Board of Directors may consider to be relevant.

                          PROPOSED BUSINESS

     Overview

     Newport intends to become a real estate holding company that will specialize in large-scale commercial, industrial and residential mixed-use property development. Our management team includes professionals with experience in a wide range of real estate development including design, budgeting, permitting, licensing, contracting, land use amendments, and developments of regional impact. We intend to start our business by purchasing raw land and developing one large mixed use development.

     The Proposed Project

     In November 2000, Newport's President entered into a contract to purchase approximately 3,300 acres of unimproved land located in Sumter County, Florida for $11.4 million. The property is strategically located in central Florida, 45 minutes from Disney World in the Orlando, Florida area, and one hour from Tampa, Florida The property is dissected by Interstate I-75/Florida Turnpike from the north and south, and State Road CR-468 from the east to west. State Road CR-468 is currently a two-lane road and crosses over the Turnpike as a flyover without access to the Turnpike. The City of Wildwood, located five miles from the property, has already constructed water mains and force mains through the property. In an effort to promote business activity in Sumter County, the county has agreed to construct a toll free interchange at the point where CR-468 meets the Turnpike on or before 2005.

     The land is presently used as pasture and agricultural land.
As a result of the planned construction of the interchange, Newport has conducted a feasibility study and has gained preliminary comfort that the land can be rezoned to a mixed-use (commercial, industrial
and residential) development.   After we acquire the property, we
will undertake a more detailed investigation of the property. Our investigation will likely include, among other things, civil engineering, traffic engineering, and archaeology studies, an economic study, a community development district evaluation, a boundary and topographic survey, an environmental audit, a geo-technical survey and a wetlands assessment and delineation. Additionally, we will prepare a DRI application, a land use amendment application, a PUD zoning application, a conceptual master plan and a residential market study. Many of these studies, applications and designations will require federal, state, county and local approval. There can be no assurance that the regulators will approve any of the applications or studies, or approve the applications or studies on terms favorable to us. We understand that Sumter County, however, has informally agreed to commit $10 million towards the cost of constructing the Florida Turnpike/CR-468 interchange, thus we believe Sumter County will support our efforts.

     Our preliminary study indicates that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of approximately 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots. The retail commercial space would include 1,300,000 square feet of neighborhood commercial space and 200,000 square feet of office space. The retail businesses will likely consist of hotels, restaurants, gas stations, shopping centers and other travel-related amenities. We also intend to develop public facilities such as a hospital, library, police and fire stations, and a community center. The remaining 15% of the property will likely be dedicated to wet land and wildlife habitat preservation.

     The DRI and rezoning procedures are expected to take approximately 18 months to complete. The DRI will be comprehensive and address such issues as wet land and wildlife habitat preservation for which certain acreage will be dedicated. Beyond our intention to dedicate 15% of the property to wetlands and to a wildlife habitat, we have not yet examined the environmental implications with respect to the property. Various federal, state and local laws impose liability on an owner, whether they have knowledge or not, for toxic or hazardous materials found on a property. If such an environmental hazard is found on the property, we may be exposed to substantial costs.

     Newport intends to develop the key commercial areas surrounding the interchange first, and radiate outward as business entities develop and move in. We will mitigate the risks associated with residential and commercial construction because we will not directly handle any of the construction. We plan to sell residential plots to established home builders that have expertise in single-family home construction (or enter into joint venture arrangements with builders) and lease the commercial plots to large companies who will supervise all aspects of their specific site construction. We believe both commercial and residential developers will be lured to the project, in part, due to the absence of impact fees in Sumter County.

     We intend to begin construction in approximately 18 to 24 months and to coordinate our development and construction in conjunction with the construction of the Florida Turnpike/CR-468 interchange and the widening of CR-468 by Sumter County from two lanes to four lanes. All site plans, DRI, rezoning and financing (including the bond issuance described below) will be conducted before construction begins.

     We hope that because of our strategic location and easy access from the Florida Turnpike, our property will attract national commercial tenants. We believe that our proximity to Orlando and Tampa will be appealing to people who wish to commute to their jobs in a big city while living outside a big city. We hope to create employment opportunities for the local population of Newport as well. As employment opportunities become available, we believe that the demand for residential housing in our development, which will be known as "Newport," will increase.

     Proposed Project Financing

     We plan to seek a total of $13.5 million in equity and debt capital to finance the land purchase, apply for rezoning and municipal bonds, fund a development of regional impact study and support our ongoing operations. We are pursuing a proposal for one such financing now but we have not yet pursued financing sufficient to implement our business plan completely and have not received a commitment for any amount of financing.

     Due to the size and magnitude of the project, we will apply for community development district bonds, or CDD's, to raise the funds to construct the necessary infrastructure such as roads, curbs, water, electricity and sewer connections on the property. These bonds would be issued for the purpose of promoting the development of a rural area where there will be a positive economic impact on the surrounding community. CDD's offer good yields on a tax-free basis and typically have 20-25 year terms. Newport plans to obtain credit enhancement for these bonds to assure a AAA rating. Interest on these bonds is typically much lower than rates on commercial loans. Based on preliminary discussions, we believe we can qualify to obtain up to

$30-35 million in bond financing in each of three branches, although we have not yet applied for such financing.

     The Surrounding Area

     According to US Census figures, Sumter County's population grew from 31,577 to 53,345 between 1990 and 2000, which represents a 69% growth rate, and Sumter is one of the fastest growing counties in the State of Florida. The county is development-friendly and we understand has shown its commitment to development by its informal agreement to commit $10 million towards the widening of CR-468 and the construction of the interchange at the Florida Turnpike and CR-468. This interchange will provide greater access to Sumter County and help support county-wide development. Additionally, Sumter County has no impact fees, a fact that could save our developer-partners an estimated $20-30 million over the life of the project.

     Located within 10 miles of the CR-468 interchange is a large-scale residential retirement development in Lady Lake, Florida known as "The Villages." The Villages has grown to over 13,000 homes and 25,000 people during approximately the last ten years. In addition, we understand that The Villages is also helping to facilitate the CR-468 interchange project by agreeing to pledge $2.0 million of its own funds towards construction costs. Ultimately, we believe we will benefit directly from our proximity to The Villages by forming a strategic relationship with The Villages and having an ally committed to continued growth in Sumter County. The Villages' public relations and regional and national marketing and advertising campaigns should also help create national awareness of the many opportunities to relocate to Sumter County.

     Competition

     The real estate development industry, both residential and commercial, is well developed in Florida. Competition in the industry is intense and is based primarily on location, land use, designation, availability of capital, timing of development and price. We will compete for properties with other real estate developers, many of whom have greater financial resources, revenues and geographical diversity than we have. We will also face competition for purchasers and tenants from larger cities, such as Orlando, Tampa and Wildwood, which offer greater resources and more employment opportunities. We believe we can succeed because of our strategic location and easy access to the Florida Turnpike, as approximately 35,000 vehicles a day will pass over the interchange. Each of these vehicles is a potential customer for the fast food restaurants, hotels and gas station which are likely to be developed on the property.

     Employees

     We currently have three employees and anticipate increasing our workforce to between seven and ten full-time employees in the next six months. In the next year, we plan to retain ten to 12 professionals, on a contract basis, to assist us in the development of the property.

     Government Approvals and Regulations

     We will be subject to various federal, state and local laws and regulations concerning planning and zoning, building design and construction. As a result, we may experience delays or other problems in the issuance of the necessary permits and/or licenses to purchase and develop our project. In addition, we cannot assure that we will be able to obtain the necessary licenses or permits in a timely manner or at all. We may also be subject to periodic delays in the development of our project due to building moratoria and other regulatory issues. Such delays could be costly.

     We will also be subject to a variety of federal, state, and local laws and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given development site vary greatly according to the site's location, the site's environmental condition, the present and former uses of the site, as well as that of adjoining properties. Because we have not yet conducted an environmental audit of the proposed property, we do not know which laws will apply to the property or what compliance problems they may present. Compliance with environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and could prohibit or severely restrict development in environmentally sensitive regions or areas.

     Description Of Property

     We presently lease office space located at 11863 Wimbledon
Circle, Suite 418, Wellington, FL 33414. This lease, which continues on a month-to-month basis, commenced in September 2000 with monthly rental payments of $500.00.

     Our President and Chief Executive Officer has entered into two contracts to purchase approximately 3,300 acres of raw land in Sumter County, Florida for $11.4 million. He deposited $180,000 into escrow pending closing, which is scheduled to occur on or before March 1, 2002. If we decide to purchase the property, which we will probably do if we are able to secure financing, our President will assign the purchase contracts to us and we will reimburse him for the deposit.

     The property is currently being used for cattle grazing, agricultural ranching and watermelon fields. We intend to rezone the property for mixed uses, including commercial, industrial and residential use. Our preliminary studies indicate that approximately 85% of the property is usable for commercial and residential purposes, which would be comprised of 18,000,000 square feet of retail commercial space and approximately 3,400 residential home lots.

     Legal Proceedings

     There are no legal actions pending against us nor any legal actions contemplated by us at this time.


                          PLAN OF OPERATION

     To date, we have raised approximately $300,000 in initial seed capital from friends and family members. We have used these funds to create our business plan and pay the expenses associated with creating and maintaining a company that files reports with the SEC. If we decide not to purchase the property, we should have enough resources to continue for the next 12 to 18 months. If we do purchase the property, we will need to obtain additional financing to do so.

     The purchase price of the property is approximately $11.4 million. Following the purchase of the property, we anticipate spending an additional $1 million to complete our studies of the property and the rezoning, permitting and approval process.

     We plan to pay for these costs through the proceeds of debt and equity financings. We also plan to seek community development bonds to pay for infrastructure costs, which we estimate at $90-$100 million. We have not yet received a firm commitment for any financing and there can be no assurance that we will be able to obtain one. If adequate funds are not available, we may be required to delay or curtail our plans or obtain funds by entering into arrangements with collaborative partners or others who may require us to relinquish some of our rights to the property.

     We expect to seek and obtain financing for the purchase of the property within the next six to twelve months. Following our purchase of the property, we plan to complete the DRI and rezoning procedures. These procedures are expected to take 18 months. At the same time, we plan to develop our master site plans and identify all land usage. We will also initiate contacts with potential developers, partners and commercial tenants in various sectors. During this period, we will also apply for the CDD bonds and begin accepting deposits on the sale or lease of parcels. Our staff will likely increase during this time period to seven to ten full-time personnel and ten to twelve contract professionals.


                       DIRECTORS AND MANAGEMENT

     Each of the our directors is elected by our shareholders to a term of one year and serves until his or her successor is elected and qualified. Each of the officers is appointed by the Board of Directors and serves at the discretion of the Board of Directors. The Board of Directors does not have a nominating, audit, or compensation committee.

     The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:


      Name           Age            Position(s)                   Director Since
-------------------  ---    ---------------------------------     --------------
Soloman Lam          48       CEO, President and Director              2000

Redding Stevenson    56         Chief Operating Officer                 --

Sara Lam             47                Director                        2000

Samantha Lam         23                Director                        2000

Vernon Priest        52     Vice President of Development and          2001
                                Engineering and Director

Tina Giacalone       49          Secretary and Director                2000

Clinton Beckwith     59     Vice President of Public Relations         2000
                                     and Director


     Soloman Lam has served as Chief Executive Officer, President and a director of Newport since 2000. From 1977 to 1999, Mr. Lam served as President of Equewest Investment Ltd., a commercial and residential real estate development company. Mr. Lam has managed numerous large-scale projects including a 400-acre, $20 million subdivision near Vancouver, B.C., and a $30 million 16-story hotel in downtown Vancouver. Mr. Lam received a Bachelor of Science degree in Business Administration from Boston University in 1976.

     Redding Stevenson has served as Chief Operating Officer of Newport since 2001. From 1988 to present, Mr. Stevenson has served as President and CEO of Amerinvest Development Corporation, a real estate development company. Mr. Stevenson has more than 35 years of experience in executive management in all phases of real estate development, real estate/transit related and infrastructure projects, privatization initiatives and governmental relations.

     Sara Lam has served as a director of Newport since 2000. Since 1998, Sara Lam has worked for Macy's department store in Palm Beach Gardens, Florida and West Palm Beach, Florida in various capacities, most recently as the manager of the cosmetics department. Prior to 1998, Sara Lam was a homemaker.

     Samantha Lam has served as a director of Newport since 2000.
Since 1996, Samantha Lam has been a professional equestrian athlete who trains and competes in equestrian show jumping competitions, mostly in Germany.

     Vernon Priest has served as Vice President of Development and Engineering and as a director of Newport since 2001 and specializes in development and rezoning issues. From 2000 to present, Mr. Priest served as the Real Estate Director for West Coast Partners, a real estate development company in Clearwater, Florida. From 1996 until 1999, Mr. Priest served as a Development Management Consultant to Equitable Life Insurance, a general insurance company which financed the construction and development of the Western Park of Commerce in Weston, Florida. Mr. Priest earned his MBA from Nova Southeastern University in 1995 and his Bachelor of Science in Ocean Engineering from Florida Atlantic University in 1973.

     Tina Giacalone has been the Secretary and a director of Newport since 2000. Since 1995, Ms. Giacalone has been a professional consultant for Computype, a secretarial and administrative services company she owns. Ms. Giacalone has over 25 years of experience in business administration. Ms. Giacalone has an associate's degree of Business Management from the Gold Coast College of T.A.F.E. in Queensland, Australia.

     Clinton Beckwith has been the Vice President of Public Relations and a director of Newport since 2000. Additionally, from 1993 to present, Mr. Beckwith has served as a manager of Clinda Resources, Inc., a private real estate holding company. From 1998 to present, Mr. Beckwith has also served as the publisher and a director of Waterway Times Media Group, Inc., a maritime magazine concentrating on boating and water-related leisure activities. Mr. Beckwith has been self-employed and owned various business entities over the last 30 years. His businesses have included several book, newspaper and magazine publishing companies and a building supply company.

     Soloman Lam, Chief Executive Officer and President of Newport, is the husband of Sara Lam and the father of Samantha Lam, both directors and significant shareholders of Newport.

     No officer, director or principal shareholder has received compensation from Newport since its inception.


                        PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of the date of this prospectus with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group. Unless otherwise specified, each named beneficial owner has, sole voting and investment power.


Name and Address(1)                  Number of Shares
Of Beneficial Owner                  Beneficially Owned      Percentage of Class (%)
------------------------------       ------------------      -----------------------
Soloman Lam                             4,700,000(2)                  78.0

Vernon Priest                                   0                        0

Redding Stevenson                               0                        0

Tina Giacalone                            100,000(3)                   1.7

Clinton Beckwith                          274,000(4)                   4.6

Samantha Lam                            4,700,000(2)                  78.0

Sara Lam                                4,700,000(2)                  78.0

FS Capital Markets Group Inc.
  1422 Chestnut Street
  Suite 410
  Philadelphia, PA 19102                  300,000                      5.0

All Officers and Directors as
  a group (7 persons)                   5,074,000                     84.2


-------------------
(1) Unless otherwise indicated, the address for each principal shareholder is 11863 Wimbledon Circle, Suite 418, Wellington,
    FL 33414.

(2) Represents 3,525,000 shares of common stock owned directly by Samantha Lam and 1,175,000 shares of common stock owned by Sara Lam. Soloman Lam disclaims beneficial ownership of the shares of common stock owned by his wife, Sara Lam, and his daughter, Samantha Lam.

(3) Represents 35,000 shares owned directly by Ms. Giacalone and 65,000 shares owned by Ms. Giacalone's spouse.

(4) Represent 200 shares owned directly by Mr. Beckwith, 50,000 shares owned jointly with Mr. Beckwith's spouse, 5,000 shares owned directly by Mr. Beckwith's spouse, 195,000 shares owned by Clinda Resources, Inc., a company the Beckwiths control, and 23,800 shares owned by Waterway Times, Inc., a company the Beckwiths control.


                         SELLING SHAREHOLDERS

     The following table sets forth certain information as of the date of this prospectus regarding (i) the number of shares of our common stock beneficially owned by each of the selling shareholders prior to the offering; (ii) the number of shares of our common stock offered by each selling shareholder pursuant to this prospectus;
(iii) the number of shares of our common stock beneficially owned by each selling shareholder after the offering; and (iv) the percentage of our common stock owned by each selling shareholder before and after the offering. This table assumes that all shares offered for sale in this prospectus are sold. Unless otherwise indicated, no selling shareholder has been or is affiliated with us.


                                  Beneficial Ownership                             Beneficial Ownership
      Name of Selling               of Common Stock            Number of             of Common Stock
        Shareholder                 Before Offering          Shares Offered          After Offering
----------------------------   --------------------------    --------------     --------------------------
                                  Number      Percent (%)                          Number      Percent (%)
                               ------------   -----------                       ------------   -----------
Elizabeth and Steven Alfieri      5,600           *               5,600                0            *
David Amlund                      3,000(1)        *               1,500                0            *
Louise Amlund                     3,000(2)        *               1,500                0            *
David Balcaitis                  16,000(3)        *               4,000            8,000(4)         *
Sue Balcaitis                    16,000(5)        *               4,000            8,000(6)         *
Wanda Beckel                      5,500           *               5,500                0            *
Clint & Linda Beckwith          274,000(7)       4.6                500           49,500            *
Clinton Beckwith                274,000(8)       4.6                200           49,500(9)         *
Linda Beckwith                  274,000(10)      4.6              5,000           49,500(11)        *
Richard Berger                   20,000(12)       *               5,000           10,000(13)        *
Laura Black                       2,000(14)       *                 500            1,000(15)        *
Clinda Resources, Inc.          274,000(16)      4.6            195,000           49,500(17)        *
Jen Conover                       2,000           *               1,000            1,000            *
Bruce Cook                        2,080           *               1,040            1,040            *
Datum Inc.                        1,000(18)       *                 500                0            *
Andrew Derrico                    4,000(19)       *               2,000                0            *
Loretha Derrico                   4,000(20)       *               2,000                0            *
Michelle Elfers                     500(21)       *                 100                0            *
Tom Elfers                          500(22)       *                 200                0            *
Joe Giacalone                   100,000(23)      1.1             65,000                0            *
Tina Giacalone                  100,000(24)      1.1             35,000                0            *
Karin Himmelmeyer                 8,000(25)       *               4,000                0            *
Sasha Himmelmeyer                 8,000(26)       *               4,000                0            *
Fred Hwang                       30,000(27)       *              15,000                0            *
Patti Hwang                      30,000(28)       *              15,000                0            *
Irene Janota                    220,000(29)      3.7             55,000          110,000(30)       1.8
Tim Janota                      220,000(31)      3.7             55,000          110,000(32)       1.8
JMI Graphic, Inc.                   500(33)       *                 200                0            *
Bill McDonald                     4,000           *               4,000                0            *
Thomas Muirhead                     100           *                 100                0            *
Roger Mummah                     10,000(34)       *               2,500            5,000(35)        *
Suzanne Mummah                   10,000(36)       *               2,500            5,000(37)        *
Tinh Nguyen                       1,000(38)       *                 500                0            *
Susan O'Donovan                   5,000           *               5,000                0            *
Leona Schancel                    8,000(39)       *               4,000                0            *



                                  Beneficial Ownership                             Beneficial Ownership
      Name of Selling               of Common Stock            Number of             of Common Stock
        Shareholder                 Before Offering          Shares Offered          After Offering
----------------------------   --------------------------    --------------     --------------------------
                                  Number      Percent (%)                          Number      Percent (%)
                               ------------   -----------                       ------------   -----------
Peter Schancel                  200,000          3.3            200,000                0            *
Reg Schancel                      8,000(40)       *               4,000                0            *
R. Seminaris                      2,000           *               2,000                0            *
Esther Stainsby                  75,800(41)      1.3              1,000           66,000(42)       1.1
Harry Stainsby                   75,800(43)      1.3              1,800           66,000(44)       1.1
Kim Stainsby                     75,800(45)      1.3              7,000           66,000(46)       1.1
Nadina Stainsby                     100           *                 100                0            *
Treena Stainsby                     100           *                 100                0            *
Derek Striker                     6,000           *               6,000                0            *
Shari and Steven Tyler            1,000           *               1,000                0            *
Waterway Times, Inc.            274,000(47)      4.6             23,800           49,500(48)        *
Carlee Weston                    20,000(49)       *               5,000           10,000(50)        *
Bruce Wheatley                    2,000(51)       *                 500            1,000(52)        *


* Represents less than 1%.

_____________________
(1)  Includes 1,500 shares owned directly by Mr. Almund's spouse.
(2)  Includes 1,500 shares owned directly by Ms. Almund's spouse.
(3)  Includes 8,000 shares owned directly by Mr. Balcaitis's spouse.
(4)  Includes 4,000 shares owned directly by Ms. Balcaitis's spouse.
(5)  Includes 8,000 shares owned directly by Mr. Balcaitis's spouse.
(6)  Includes 4,000 shares owned directly by Ms. Balcaitis's spouse.
(7) Includes 200 shares owned directly by Mr. Beckwith, 500 shares owned directly by Ms. Beckwith, 195,000 shares owned directly by Clinda Resources, a company the Beckwiths control and 23,800 shares owned directly by Waterway Times, Inc., a company the Beckwiths control.
(8) Includes 50,000 shares owned jointly with Mr. Beckwith's spouse, 500 shares owned directly by Ms. Beckwith, 195,000 shares owned directly by Clinda Resources, a company the Beckwiths control and 23,800 shares owned directly by Waterway Times, Inc., a company the Beckwiths control.
(9)  Represents 49,500 shares owned jointly by Clint and Linda
     Beckwith.
(10) Includes 200 shares owned directly by Ms. Beckwith's spouse, 50,000 shares owned jointly by Clint and Linda Beckwith, 195,000 shares owned directly by Clinda Resources, a company the Beckwiths control, and 23,800 shares owned directly by Waterway Times, Inc., a company the Beckwiths control.
(11) Represents 49,500 shares owned directly by Clint and Linda
     Beckwith.
(12) Includes 10,000 shares owned directly by Mr. Berger's spouse.
(13) Includes 5,000 shares owned directly by Mr. Berger's spouse.
(14) Includes 1,000 shares owned directly by Ms. Black's spouse.
(15) Includes 500 shares owned directly by Ms. Black's spouse.
(16) Includes 200 shares owned by Clinton Beckwith, one of Clinda's controlling shareholders 50,000 shares owned jointly by Clint and Linda Beckwith, Clinda's controlling shareholders, 500 shares owned directly by Ms. Beckwith, one of Clinda's controlling shareholders and 23,800 shares owned directly by Waterway Times, Inc., a company the Beckwiths control.
(17) Represents 49,500 shares owned jointly by Clint and Linda Beckwith, Clinda's controlling shareholders.
(18) Includes 500 shares owned directly by Mr. Nguyen, Datum's controlling shareholder.
(19) Includes 2,000 share owned directly by Mr. Derrico's spouse.
(20) Includes 2,000 shares owned directly by Ms. Derrico's spouse.
(21) Includes 200 shares owned directly by Ms. Elfers' spouse and 200 shares owned directly by JMI Graphic, Inc., a company that the Elfers control.
(22) Includes 100 shares owned directly by Mr. Elfers' spouse and 200 shares owned directly by JMI Graphic, Inc., a company that the Elfers control.
(23) Includes 35,000 shares owned directly by Mr. Giacalone's spouse.
(24) Includes 65,000 shares owned directly by Ms. Giacalone's spouse.

(25) Includes 4,000 shares owned directly by Ms. Himmelmeyer's son.
(26) Includes 4,000 shares owned directly by Mr. Himmelmeyer's mother.
(27) Includes 15,000 shares owned directly by Mr. Hwang's spouse.
(28) Includes 15,000 shares owned directly by Ms. Hwang's spouse.
(29) Includes 110,000 shares owned directly by Ms. Janota's spouse.
(30) Includes 55,000 shares owned directly by Ms. Janota's spouse.
(31) Includes 110,000 shares owned directly by Mr. Janota's spouse.
(32) Includes 55,000 shares owned directly by Mr. Janota's spouse.
(33) Includes 300 shares owned beneficially by Tim and Michelle Elfers, JMI's control persons.
(34) Includes 5,000 shares owned directly by Mr. Mummah's spouse.
(35) Includes 2,500 shares owned directly by Mr. Mummah's spouse.
(36) Includes 5,000 shares owned directly by Ms. Mummah's spouse.
(37) Includes 2,500 shares owned directly by Ms. Mummah's spouse.
(38) Includes 500 shares owned directly by Datum Inc., a company in which Mr. Nguyen is the control person.
(39) Includes 4,000 shares owned directly by Ms. Schancel's spouse.
(40) Includes 4,000 shares owned directly by Mr. Schancel's spouse.
(41) Includes 59,800 shares owned directly by Esther Stainsby's brother and 11,000 shares owned directly by her sister.
(42) Includes 58,000 shares owned directly by Esther Stainsby's brother and 4,000 shares owned directly by her sister.
(43) Includes 5,000 shares owned directly by Esther Stainsby, Mr. Stainsby's sister and 11,000 shares owned directly by Kim Stainsby, Mr. Stainsby's sister.
(44) Includes 4,000 shares owned directly by Esther Stainsby, Mr. Stainsby's sister and 4,000 shares owned directly by Kim Stainsby, Mr. Stainsby's sister.
(45) Includes 5,000 shares owned directly by Kim Stainsby's sister and 59,800 shares owned directly by Kim Stainsby's brother.
(46) Includes 4,000 shares owned directly by Kim Stainsby's sister and 58,000 shares owned directly by Kim Stainsby's brother.
(47) Includes 200 shares owned directly by Clinton Beckwith, one of Waterway's control persons, 50,000 shares owned directly by Clint and Linda Beckwith, the control persons of Waterway, 500 shares owned directly by Linda Beckwith, one of Waterway's control persons and 195,000 shares owned directly by Clinda Resources, a company the Beckwiths control.
(48) Represents 49,500 shares owned directly by Clint and Linda Beckwith, the control persons of Waterway.
(49) Includes 10,000 shares owned directly by Ms. Weston's spouse.
(50) Includes 5,000 shares owned directly by Ms. Weston's spouse.
(51) Includes 1,000 shares owned directly by Mr. Wheatley's spouse.
(52) Includes 500 shares owned directly by Mr. Wheatley's spouse.


                         PLAN OF DISTRIBUTION

     The selling shareholders may sell their shares of common stock in various ways and at various prices. Some of the methods by which the selling shareholders may sell their shares include:

          * ordinary brokerage transactions and transactions in which the broker solicits purchasers or makes arrangements for other brokers to participate in soliciting purchasers;

          *    privately negotiated transactions;

          * block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          * purchases by a broker or dealer as principal and resale by that broker or dealer for the selling shareholder's account under this prospectus in the over-the-counter market at prices and on terms then prevailing in the market;

          * sales under Rule 144, if available, rather than using this prospectus;

          *    a combination of any of these methods of sale; and

          *    any other legally permitted method.

     The applicable sales price may be affected by the type of transaction.

     The selling shareholders may also pledge their shares as collateral for margin loans under their customer agreements with their brokers. If there is a default by the selling shareholder, the brokers may offer and sell the pledged shares. When selling their shares of common stock, the selling shareholders intend to comply with the prospectus delivery requirements under the Securities Act, by delivering a prospectus to each purchaser. We intend to file any amendments or other necessary documents in compliance with the Securities Act that may be required in the event a selling shareholder defaults under any customer agreement with brokers.

     Brokers and dealers may receive commissions or discounts from the selling shareholders or, in the event the broker-dealer acts as agent for the purchaser of the shares, from that purchaser, in amounts to be negotiated. These commissions are not expected to exceed those customary in the types of transactions involved.

     We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling shareholders in connection with the sales of the shares.

     The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of their shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

     We have agreed to pay all of our out-of-pocket expenses and our accounting fees and expenses incident to the registration of the shares.

     The selling shareholders participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Securities Exchange Act in connection with sales of the shares.

                         CERTAIN TRANSACTIONS

     Soloman Lam, our President and Chief Executive Officer, has entered into two exclusive land sales contracts to purchase approximately 3,300 acres of land in Sumter County. If we decide to purchase the property, Mr. Lam will assign the land sales contracts to us. Mr. Lam has deposited $180,000 in connection with the land sales contracts, which amount is being held in escrow pending closing. If we close on the land and sales contracts, we plan to reimburse Mr. Lam for the $180,000 deposit.

     In September 1999, we entered in a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions to insure an orderly business combination in our stock-for-stock merger with First Philadelphia Capital Corp. We paid FS Capital Markets Group, Inc. a fee of $95,000 and issued it 300,000 shares of our common stock, computed after completion of the transaction.


                            OUR SECURITIES

     The following summarizes the important provisions of our capital stock. For more information about our capital stock, please see the copy of our certificate of incorporation, as amended, that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

     Under our certificate of incorporation, the authorized but unissued shares of our capital stock will be available for issuance for general corporate purposes, including possible stock dividends, future mergers or acquisitions, or private or public offerings. Except as may otherwise be required, shareholder approval will not be required for the issuance of those shares.

     Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share and 5,000,000 shares of preferred stock, par value $0.0001, per share. As of the date of this prospectus, 6,025,780 shares of our common stock are outstanding and no shares of our preferred stock are outstanding.

     Common Stock

     Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders. The holders of common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefor. We do not currently intend to declare or pay cash dividends in the foreseeable future, but rather intend to retain any future earnings to finance the expansion of our businesses. If we liquidate or dissolve, the holders of our common stock are entitled to share ratably in our assets, if any, legally available for distribution to shareholders after the payment of all of our debts and liabilities and payment of the liquidation preference of any outstanding shares of preferred stock.

     Our common stock has no preemptive rights and no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of shareholders.

     Preferred Stock

     Our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The
Board can determine the number of shares in each series, as well as the voting and other rights of the series, including the dividend rights and dividend rate, terms of redemption, conversion rights and liquidation preferences. The Board has the authority to determine these rights without any further vote or action by the shareholders.
 Our Board has not designated the rights of any of our preferred stock.

     "Anti-Takeover" Provisions

     Although the Board of Directors is not currently aware of any takeover attempts, our certificate of incorporation, as amended, and by-laws contain certain provisions that may be deemed to be "anti-takeover" because they may deter, discourage or make more difficult the assumption of control of the company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by our Board of Directors and approved by our shareholders.

     Authorized but Unissued Shares. We authorized 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. These shares were authorized for the purpose of providing our Board of Directors with as much flexibility as possible to issue additional shares for proper corporate purposes, including equity financings, acquisitions, stock dividends, stock splits, grants of stock options, and other purposes. The issuance of shares of preferred stock may have an adverse effect on the holders of our common stock. Our shareholders do not have preemptive rights with respect to the purchase of any shares. Therefore, such issuances could result in a dilution of voting rights and book value per share as to our common stock.

     No Cumulative Voting. Our by-laws do not contain any provisions for cumulative voting. Cumulative voting entitles shareholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A shareholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a shareholder or group of shareholders that hold less than 50% of the outstanding shares voting to elect one or more members of a board of directors.
Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a board of directors and would be sufficient to elect all the members of the board being elected.

     General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some shareholders might view to be in their best interest, as the offer might include a premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our current management in retaining its positions and better enable it to resist changes that some shareholders may want to make if dissatisfied with the conduct of our business.

     Holders of Our Securities

     As of the date of this prospectus, we had 6,025,780 shares of our common stock issued and outstanding held by 51 shareholders of record. Our transfer agent is Holladay Stock Transfer, Inc.
Scottsdale, AZ. 85251.


                   SHARES ELIGIBLE FOR FUTURE SALE

     Of the 6,025,780 shares of our common stock outstanding as of the date of this prospectus, 5,271,540 shares of common stock are restricted securities, as that term is defined in Rule 144 promulgated under the Securities Act.

     Of these restricted securities, 5,000,000 shares are owned by our affiliates, as that term is defined under the Securities Act. Pursuant to an SEC interpretive letter, the resale of the shares owned by affiliates of a blank check company may be carried out only pursuant to a registered offering, such as under this prospectus. A "blank check company" is a development stage company that has no specific business plan or purpose or has indicated its business plan is to engage in a merger or acquisition with an unidentified entity or person. The SEC also follows this position with respect to shares of a blank check company sold directly to non-affiliates in an unregistered offering. Because First Philadelphia Capital Corp., the company with which we merged, was a "blank-check company," this SEC interpretation may apply to the resale of our shares by some of our affiliates.

     When a company is no longer considered a blank check company, Rule 144 may be available for resales of the company's shares acquired after that time. Under Rule 144, if certain other conditions are satisfied, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares up to the greater of 1% of the total number of outstanding shares of common stock, or if the common stock is quoted on Nasdaq or an exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been our affiliate for at least three months immediately preceding the sale, and who has beneficially owned the shares of common stock for at least two years, is entitled under Rule 144, if the rule is available, to sell the shares without regard to any of the volume limitations described above.


DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                           ACT LIABILITIES

     Our certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as these individuals acted in good faith and in a manner he or she believed to be in or not opposed to our best interest and had no reasonable cause to believe that such conduct was unlawful.

     The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                            LEGAL MATTERS

     The legality of the securities offered by this prospectus will be passed upon by Broad and Cassel, a partnership including professional associations, Miami, Florida.


                               EXPERTS

     Our Consolidated Financial Statements as of December 31, 2000 and for the period from December 22, 1999 (inception) to December 31, 2000, included in this prospectus have been included herein in reliance upon the reports of J.P. Spillane, C.P.A., P.A., independent certified public accountants, which appear elsewhere in this prospectus, and are included upon the authority of this firm as experts in accounting and auditing.


                 WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 with respect to the securities being offered hereby. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information, you should refer to the registration statement and to the exhibits filed with the registration statement. Each statement made in this prospectus referring to a document filed as an exhibit to the registration statement is qualified by reference to the exhibit for a complete statement of its terms and conditions.

     We also file annual, quarterly and special reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, may be inspected at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549; at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

     We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested.
 Please direct such requests to Soloman Lam, Newport International Group, Inc., 11863 Wimbledon Circle, Suite 418, Wellington, Florida 33414, telephone number (561) 389-6725.

     You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Our common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                  NEWPORT INTERNATIONAL GROUP, INC.
                    INDEX TO FINANCIAL STATEMENTS

Independent Auditor's Report .................................. F-2

Balance Sheet as of December 31, 2000 ......................... F-3

Statement of Operations for the Year Ended
 December 31, 2000 and for the period from
 December 27, 1999 (inception) to December 31, 2000 ........... F-5

Statements of Stockholders' Equity for the
 period from December 27, 1999 (inception) to
 December 31, 2000 ............................................ F-6

Statements of Cash Flows for the Year Ended
 December 31, 2000 and for the period from
 December 27, 1999 (inception) to December 31, 2000 ........... F-7

Notes to Financial Statements ................................. F-8

Balance sheet as of June 30, 2001 (unaudited) ................. F-11

Statement of Operations for the six months ended
 June 30, 2001 and for the period December 27, 1999
 (inception) to June 30, 2001 (unaudited) ..................... F-13

Statement of Stockholders' Equity for the period
 December 27, 1999 (inception) to June 30, 2001
 (unaudited) .................................................. F-14

Statement of Cash Flows for the six months ended
 June 30, 2001, and for the period December 27, 1999
 (inception) to June 30, 2001 (unaudited) ..................... F-15

Notes to Financial Statements (unaudited) ..................... F-16

                     INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Newport International Group, Inc.

We have audited the accompanying balance sheet of Newport International Group, Inc. (a development stage company) as of December 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the year then ended and for the period from December 27, 1999 (inception), to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Newport International Group, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended and from December 27, 1999 (inception), to December 31, 2000, in conformity with generally accepted accounting principles.


                              /s/  J.P. Spillane, C.P.A., P.A.

Wellington, Florida
March 26, 2001

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                            Balance Sheet
                          December 31, 2000


                                ASSETS

CURRENT ASSETS
   Cash-Operating Account               $ 36,320
                                        --------
Total Current Assets                                   $ 36,320

FIXED ASSETS
                                                       --------
Total Fixed Assets                                     $      0

OTHER ASSETS
   Organization Costs                   $    360
   Accumulated Amortization                  (12)
   Patent Costs                           41,614
   Deferred Development Costs              3,500
                                        --------
Total Other Assets                                     $ 45,462
                                                       --------
TOTAL ASSETS                                           $ 81,782
                                                       ========


            See Accompanying Notes and Accountant's Report

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                            Balance Sheet
                          December 31, 2000


                  LIABILITIES & STOCKHOLDERS EQUITY

CURRENT LIABILITIES
                                                       --------
Total Current Liabilities                              $      0

LONG TERM LIABILITIES
   Loans From Officer                   $ 73,460
                                        --------
Total Long Term Liabilities                            $ 73,460
                                                       --------
TOTAL LIABILITIES                                      $ 73,460

STOCKHOLDERS EQUITY
   Preferred Stock - $.0001 Par Value,
     5,000,000 Shares Authorized, None
     Issued                             $      0
   Common Stock - $.0001 Par Value,
     20,000,000 Shares Authorized,
     5,000,000 Shares Issued and
     Outstanding                             500
   Subscribed Common Stock                    41
   Additional Paid in Capital            108,788
   Deficit Accumulated During
     Development Stage                  (101,007)
                                        --------

TOTAL STOCKHOLDERS EQUITY                              $  8,322
                                                       --------
TOTAL LIABILITIES & STOCKHOLDERS EQUITY                $ 81,782
                                                       ========


            See Accompanying Notes and Accountant's Report

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                       Statement of Operations
                 For The Year Ended December 31, 2000
  And The Period From Dec. 27, 1999 (Inception) to December 31, 2000


                                    For The       Dec. 27, 1999
                                   Year Ended    (Inception) To
                                  Dec. 31, 2000   Dec. 31, 2000
                                  -------------  --------------

REVENUES                           $       0        $       0

COST OF SALES                              0                0
                                   ---------        ---------
GROSS PROFIT                               0                0
                                   ---------        ---------
OPERATING EXPENSES
   Auto Expense                          614              614
   Organizational Expenses               299              299
   Entertainment Expense                 327              327
   Office Expense                      1,338            1,338
   Postage                               346              346
   Telephone                           1,317            1,317
   Professional Fees                     994              994
   Contract Services                     395              395
   Consulting Fees                    95,000           95,000
   Bank Charges                           66               66
   Interest Expense                      250              250
   Depreciation & Amortization            12               12
   Taxes & Licenses                       49               49
                                   ---------        ---------
Total Operating Expenses             101,007          101,007
                                   ---------        ---------
Net Loss                           $(101,007)       $(101,007)
                                   =========        =========

Net Loss Per Share Basic           $    (.02)       $    (.02)
                                   =========        =========
   Diluted                            $ (.02)          $ (.02)
                                   =========        =========


            See Accompanying Notes and Accountant's Report

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
           Statement of Stockholders' Equity for the Period
            Dec. 27, 1999 (Inception) to December 31, 2000

                                                                          Deficit
                          Common Stock    Subscribed Stock              Accumulated
                       -----------------  ----------------  Additional    During
                         Number             Number           Paid In    Development
                       of Shares  Amount  of Shares Amount   Capital       Stage      Total
                       ---------  ------  --------- ------  ----------  ----------- ---------
Issuance of Common
  Stock on Dec. 27,
  1999 for Cash at
  $.0001 Per Share     5,000,000 $  500         0  $    0   $       0   $       0   $     500

Net Loss Dec. 27,
  1999 to Dec. 31,
  1999                         0      0         0       0           0           0           0
                       ---------  ------  --------- ------  ----------  ---------   ---------
Balance Dec.31, 1999   5,000,000    500         0       0           0           0         500

Unreimbursed
  Expenses                     0      0         0       0         299           0         299

Cancellation of
  Common Stock Prior
  to Merger at $.0001
  Per Share           (4,700,000)  (470)        0       0           0           0        (470)

Issuance of Common
  Stock at Merger at
  $.0001 Per Share     4,700,000    470         0       0           0           0         470

Pooling of Interest            0      0         0       0      13,530           0      13,530

Payment of Subscribed
  Common Stock                 0      0   410,000      41      94,959           0      95,000

Net Loss for 2000              0      0         0       0           0    (101,007)   (101,077)
                       ---------  ------  -------   ------  ---------   ---------   ---------
Balance Dec.31, 2000   5,000,000  $  500  410,000   $  41   $ 108,788   $(101,007)  $   8,322
                       =========  ======  =======   ======  =========   =========   =========



            See Accompanying Notes and Accountant's Report

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                       Statement of Cash Flows
                 For The Year Ended December 31, 2000
  And The Period From Dec. 27, 1999 (Inception) to December 31, 2000


                                              For The       Dec. 27, 1999
                                             Year Ended    (Inception) To
                                            Dec. 31, 2000   Dec. 31, 2000
                                            -------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                                  $(101,007)       $(101,007)
   Depreciation & Amortization                      12               12
   Patent Costs                                (41,614)         (41,614)
   Deferred Development Costs                   (3,500)          (3,500)

NET CASH FROM OPERATING ACTIVITIES            (146,109)        (146,109)
                                             ----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Organization Costs                             (360)            (360)
                                             ----------       ----------

NET CASH FROM INVESTING ACTIVITIES                (360)            (360)
                                             ----------       ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Loans From Officer                           73,460           73,460
   Common Stock                                      0              500
   Subscribed Common Stock                          41               41
   Additional Paid In Capital                  108,788          108,788
                                             ----------       ----------

NET CASH FROM FINANCING ACTIVITIES             182,289          182,789
                                             ----------       ----------

NET INCREASE IN CASH                            35,820           36,320

CASH AT BEGINNING OF PERIOD                        500                0
                                             ----------       ----------

CASH AT END OF PERIOD                        $  36,320        $  36,320
                                             ==========       ==========
SUPPLEMENTAL INFORMATION
   Interest Paid For Period                  $     250        $     250
                                             ==========       ==========
   Income Tax Paid For Period                $       0        $      0
                                             ==========       ==========


            See Accompanying Notes and Accountant's Report

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS
                          DECEMBER 31, 2000


     1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          -------------------------------------------------------

     Business - The Company is a real estate holding and development
     --------
company that develops commercial, industrial, and residential properties from raw undeveloped land. The Company was originally organized in Delaware on December 27, 1999, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.

     Pooling of Interests - On October 30, 2000, the Company
     --------------------
completed a business combination with Conservation Anglers Manufacturing, Inc. which is a real estate holding and development company that was originally organized in Florida on February 7, 2000, as a manufacturing company specializing in the biodegradable chemical manufacturing industry offering lead free solutions to various industrial needs. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, the Company issued 4,700,000 shares of restricted common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. Accordingly, the Company's financial statements for 2000 have been restated to include the accounts of Conservation Anglers Manufacturing, Inc. as if the companies had combined at the beginning of the year. There were no transactions between the Company and Conservation Anglers Manufacturing, Inc. before the combination and no adjustments were necessary to conform accounting policies.

     Name Changes - The Company was originally organized as First
     ------------
Philadelphia Capital Corp. As a result of the business combination on October 30, 2000, the Company changed its name to Conservation Anglers Manufacturing, Inc. In December, 2000, the Company again changed its name to Newport International Group, Inc.

     Use of Estimates - The preparation of financial statements in
     ----------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

     Cash and Cash Equivalents - For the purposes of reporting the
     -------------------------
statement of cash flows, cash and cash equivalents include highly liquid instruments with maturities of three months or less at the time of purchase.

     Income Taxes - The Company accounts for income taxes under the
     ------------
Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the fact that the Company did not have any material operations for the year ended December 31,2000.

     Other Assets - Costs incurred in connection with developing
     ------------
real estate have been deferred and capitalized. In addition, the Company has capitalized the costs of obtaining patents. The Company intends to amortize such assets once operations commence, and revenues are generated.

     2.   DUE TO OFFICER: - During the development stage of the
          --------------
Company, the Chief Executive Officer of the Company has advanced funds on behalf of the Company. Such advances are unsecured, non-interest bearing, and due on demand. Also included is the purchase by the Company of exclusive licensing rights to certain patents from the Chief Executive Officer for $40,000.

     3.   STOCKHOLDERS EQUITY:
          -------------------

     Preferred Stock - The Company is authorized to issue 5,000,000
     ---------------
shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors.

     Common Stock - The Company is authorized to issue 20,000,000
     ------------
shares of common stock at $.0001 par value. The Company has issued 5,000,000 shares of its common stock pursuant to Rule 506 and restricted pursuant to Rule 144 of the Securities Act of 1933 as amended.

     Subscribed Common Stock - The Company has received
     -----------------------
subscriptions to its common stock for 410,000 shares as of December 31, 2000, as part of a 1,000,000 share offering pursuant to Rule 506 of the Securities Act of 1933, as amended. All of the 410,000 shares subscribed are restricted securities pursuant to Rule 144 of the Securities Act of 1933, as amended.

     Additional Paid In Capital - Additional paid in capital at
     --------------------------
December 31, 2000, represents the amount paid for common stock issued or subscribed to in excess of par value and $299 in unreimbursed expenses.

     4.   TRANSACTION WITH RELATED PARTY: - On August 17, 2000, the
          ------------------------------
Company entered into a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions and undertake certain obligations to insure an orderly business combination as reported above under pooling of interests, for a fee of $95,000. At December 31, 2000, FS Capital Markets Groups, Inc. owned 300,000 shares of the issued and outstanding common stock of the Company.

     5.   COMMITMENTS: - On December 1, 2000, the Company has agreed
          -----------
to pay $10,000 to purchase the rights to a feasibility study for certain parcels of land which it plans on developing in the future. Payments totaling $2,500 were made in December, 2000, for one copy of the report. The balance of $7,500 is due and payable if the Company elects to proceed with the acquisition of any of the parcels.

     6.   SUBSEQUENT EVENTS:
          -----------------

     Land Contracts - The Company has executed certain land
     --------------
contracts totaling $11,389,600 which it intends to develop in the future. Such contracts are subject to a feasibility study for a period of 245 days.

     Agreements - The Company entered into a management and
     ----------
financial consulting agreement on January 15, 2001, with Union Atlantic LC, as consultant, to provide management and financial consulting services, and Union Atlantic Capital LC, as investment bank, to provide investment banking services, for a fee of $25,000 and a warrant to purchase five (5%) of the outstanding common stock of the Company at an exercise per share price equal to one cent ($.01) per share. The exercise per share price of the warrants shall be adjusted upward to equal the per share price paid by investors in the first covered transaction after the execution of the agreement. The warrants will expire seven (7) years after the date of issue, and can be exercised at any time in whole or in part.
 The warrants are subject to a proportionate downward adjustment in the per share exercise price in the event of any stock splits, stock dividends, recapitalizations, or similar events, or issuances of common stock at a per share price less than the adjusted warrant price. There is a restriction from selling more than 25% of the underlying shares during any single calendar quarter.

     Subscribed Common Stock - Additional subscriptions to common
     -----------------------
stock were received in 2001. Through March 26, 2001, an additional 477,580 shares had been subscribed.

     7.   NET LOSS PER SHARE: - Basic net loss per share is computed
          ------------------
using the weighted average number of common shares outstanding. The dilutive effect of potential common shares outstanding is included in diluted net loss per share. The computations of basic net loss per share and diluted net loss per share for 2000 are as follows:

     Basic weighted average shares             5,000,000

     Effect of dilutive securities:
          Common stock subscriptions              61,500
                                               ---------
     Dilutive potential common shares          5,061,500
                                               =========

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                            Balance Sheet
                            June 30, 2001
                             (Unaudited)


                               ASSETS

CURRENT ASSETS
   Cash-Operating Account                $ 20,295
   Prepaid Consulting Fees                  9,868
                                         --------
Total Current Assets                                   $ 30,163

FIXED ASSETS
   Office Furniture & Equipment               382
   Accumulated Depreciation                   (32)
                                         --------
Total Fixed Assets                                     $    350

OTHER ASSETS
   Organization Costs                    $    360
   Accumulated Amortization                   (48)
   Patent Costs                            43,484
   Deferred Development Costs               3,500
                                         --------
Total Other Assets                                     $ 47,296
                                                       --------
TOTAL ASSETS                                           $ 77,809
                                                       ========

                        See Accompanying Notes

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                            Balance Sheet
                            June 30, 2001
                             (Unaudited)


                  LIABILITIES & STOCKHOLDERS EQUITY

CURRENT LIABILITIES                      $      0
                                         --------
Total Current Liabilities                            $      0

LONG TERM LIABILITIES
   Loans From Officer                    $ 44,170
                                         --------
Total Long Term Liabilities                          $ 44,170
                                                     --------
TOTAL LIABILITIES                                    $ 44,170

COMMITMENTS, CONTINGENCIES, AND
  SUBSEQUENT EVENTS

STOCKHOLDERS EQUITY
   Preferred Stock - $.0001 Par Value,
     5,000,000 Shares Authorized, None
     Issued                              $      0
   Common Stock - $.0001 Par Value,
     20,000,000 Shares Authorized,
     5,000,000 Shares Issued and
     Outstanding                              500
   Subscribed Common Stock                     76
   Additional Paid in Capital             187,513
                                         --------
   Deficit Accumulated During
     Development Stage                   (154,450)
                                         --------

TOTAL STOCKHOLDERS EQUITY                            $ 33,639
                                                     --------
TOTAL LIABILITIES & STOCKHOLDERS EQUITY              $ 77,809
                                                     ========

                        See Accompanying Notes

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                       Statement of Operations
                For The Six Months Ended June 30, 2001
    And The Period From Dec. 27, 1999 (Inception) to June 30, 2001
                             (Unaudited)


                                  For The Six       Dec. 27, 1999
                                  Months Ended     (Inception) To
                                 June 30, 2001      June 30, 2001
                                 -------------     --------------

REVENUES                             $     0          $     0

COST OF SALES                              0                0
                                     -------          -------
GROSS PROFIT                               0                0
                                     -------          -------
OPERATING EXPENSES
   Auto Expense                          645            1,259
   Advertising                           534              534
   Organizational Expenses                 0              299
   Entertainment Expense               1,662            1,989
   Travel Expense                        701              701
   Office Expense                      1,372            2,710
   Postage                               175              521
   Telephone                             385            1,702
   Professional Fees                  15,970           16,964
   Contract Services                       0              395
   Consulting Fees                    25,248          120,248
   Finders Fee                         1,500            1,500
   Bank Charges                           85              151
   Rent                                5,000            5,000
   Interest Expense                        0              250
   Utilities                              63               63
   Depreciation & Amortization            68               80
   Taxes & Licenses                       35               84
                                     -------          -------
Total Operating Expenses              53,443          154,450
                                     -------          -------
Net Loss                            $(53,443)       $(154,450)
                                     =======          =======
Net Loss Per Share
   Basic                              $(.011)          $(.031)
                                     =======          =======
   Diluted                            $(.010)          $(.029)
                                     =======          =======


                        See Accompanying Notes

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
           Statement of Stockholders' Equity for the Period
              Dec. 27, 1999 (Inception) to June 30, 2001
                             (Unaudited)

                                                                          Deficit
                                                                        Accumulated
                          Common Stock    Subscribed Stock  Additional     During
                        Number             Number             Paid In   Development
                       of Shares  Amount  of Shares Amount    Capital      Stage     Total
                       ---------  ------  --------- ------  ----------  -----------  -----
Issuance of Common
  Stock on Dec.27,
  1999 for Cash at
  $.0001 Per Share     5,000,000 $  500         0  $    0   $       0 $       0 $     500

Net Loss Dec. 27,
  1999 to Dec. 31,
  1999                         0      0         0       0           0         0         0
                       ---------  ------  --------- ------  ----------  -----------  -----
Balance Dec. 31, 1999  5,000,000    500         0       0           0         0       500

Unreimbursed
  Expenses                     0      0         0       0         299         0       299

Cancellation of
  Common Stock Prior
  to Merger at $.0001
  Per Share           (4,700,000)  (470)        0       0           0         0      (470)

Issuance of Common
  Stock at Merger at
  $.0001 Per Share     4,700,000    470         0       0           0         0       470

Pooling of Interest            0      0         0       0      13,530         0    13,530

Payment of Subscribed
  Common Stock                 0      0   410,000      41      94,959         0    95,000

Net Loss for 2000              0      0         0       0           0  (101,007) (101,077)
                       ---------  ------  --------- ------  ----------  -----------  -----
Balance Dec.31, 2000   5,000,000 $  500   410,000  $   41   $ 108,788 $(101,007)$   8,322
Payment of Subscribed
  Common Stock                 0      0   349,080      35      78,725         0    78,760
Net Loss Jan. 1,2001--
  June 30, 2001                0      0         0       0           0   (53,443)  (53,443)
                       ---------  ------  --------- ------  ----------  ---------  -----
Balance June 30, 2001  5,000,000 $  500   759,080  $   76   $ 187,513 $(154,450) $ 33,639
                       =========    ===   =======      ==     =======   =======    ======





                        See Accompanying Notes

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                       Statement of Cash Flows
                For The Six Months Ended June 30, 2001
    And The Period From Dec. 27, 1999 (Inception) to June 30, 2001
                             (Unaudited)


                                      For The Six     Dec. 27, 1999
                                     Months Ended    (Inception) To
                                     June 30, 2001    June 30, 2001
                                     -------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net Loss                           $ (53,443)       $(154,450)
   Depreciation & Amortization               68               80
   Patent Costs                          (1,870)         (43,484)
   Deferred Development Costs                 0           (3,500)
   Prepaid Loan Fee                      (9,868)          (9,868)
                                        --------        ---------
NET CASH FROM OPERATING ACTIVITIES      (65,113)        (211,222)

CASH FLOWS FROM INVESTING ACTIVITIES
   Organization Costs                         0             (360)
   Office Furniture & Equipment            (382)            (382)
                                        --------        ---------
NET CASH FROM INVESTING ACTIVITIES         (382)            (742)
                                        --------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Loans From Officer                   (29,290)          44,170
   Common Stock                               0              500
   Subscribed Common Stock                   35               76
   Additional Paid In Capital            78,725          187,513
                                        --------        ---------
NET CASH FROM FINANCING ACTIVITIES       49,470          232,259
                                        --------        ---------

NET INCREASE (DECREASE) IN CASH         (16,025)          20,295

CASH AT BEGINNING OF PERIOD              36,320             -0-
                                        --------        ---------
CASH AT END OF PERIOD                 $  20,295        $  20,295
                                        =======          =======

SUPPLEMENTAL INFORMATION
   Interest Paid For Period               $   0            $ 250
                                        =======          =======
   Income Tax Paid For Period             $   0            $   0
                                        =======          =======


                        See Accompanying Notes

                  NEWPORT INTERNATIONAL GROUP, INC.
                    (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS
                            JUNE 30, 2001

     1.   BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
          -------------------------------------------------------

     Business - The Company is a real estate holding and development
     --------
company that develops commercial, industrial, and residential properties from raw undeveloped land. The Company was originally organized in Delaware on December 27, 1999, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other business combination with a domestic or foreign private business.

     Pooling of Interests - On October 30, 2000, the Company
     --------------------
completed a business combination with Conservation Anglers Manufacturing, Inc. which is a real estate holding and development company that was originally organized in Florida on February 7, 2000, as a manufacturing company specializing in the biodegradable chemical manufacturing industry offering lead free solutions to various industrial needs. The combination was a stock-for-stock merger that was accounted for as a "pooling-of-interests". In connection with the merger, the Company issued 4,700,000 shares of restricted common stock in exchange for all the outstanding stock of Conservation Anglers Manufacturing, Inc. Accordingly, the Company's financial statements for 2000 have been restated to include the accounts of Conservation Anglers Manufacturing, Inc. as if the companies had combined at the beginning of the year. There were no transactions between the Company and Conservation Anglers Manufacturing, Inc. before the combination and no adjustments were necessary to conform accounting policies.

     Name Changes - The Company was originally organized as First
     ------------
Philadelphia Capital Corp. As a result of the business combination on October 30, 2000, the Company changed its name to Conservation Anglers Manufacturing, Inc. In December, 2000, the Company again changed its name to Newport International Group, Inc.

     Use of Estimates - The preparation of financial statements in
     ----------------
conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

     Cash and Cash Equivalents - For the purposes of reporting the
     -------------------------
statement of cash flows, cash and cash equivalents include highly liquid instruments with maturities of three months or less at the time of purchase.

     Income Taxes - The Company accounts for income taxes under the
     ------------
Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. There were no current or deferred income tax expense or benefits due to the fact that the Company did not have any material operations for the period ended June 30, 2001.

     Fixed Assets - Property and equipment are stated at cost.
     ------------
Expenditures for maintenance and repairs are charged against operations. Renewals and betterments that materially extend the life of the assets are capitalized. For financial statement purposes and for federal income tax purposes, depreciation is computed under the modified accelerated cost recovery system.

     Other Assets - Costs incurred in connection with developing
     ------------
real estate have been deferred and capitalized. In addition, the Company has capitalized the costs of obtaining patents. The Company intends to amortize such assets once operations commence, and revenues are generated.

     2.   DUE TO OFFICER: - During the development stage of the
          --------------
Company, the Chief Executive Officer of the Company has advanced funds on behalf of the Company. Such advances are unsecured, non-interest bearing, and due on demand. Also included is the purchase by the Company of exclusive licensing rights to certain patents from the Chief Executive Officer for $40,000.

     3.   STOCKHOLDERS EQUITY:
          -------------------

     Preferred Stock - The Company is authorized to issue 5,000,000
     ---------------
shares of preferred stock at $.0001 par value, with such designations, voting and other rights and preferences as may be determined from time to time by the board of directors. No shares of preferred stock have been issued.

     Common Stock - The Company is authorized to issue 20,000,000
     ------------
shares of common stock at $.0001 par value. The Company has issued 5,000,000 shares of its common stock pursuant to Rule 506 and restricted pursuant to Rule 144 of the Securities Act of 1933 as amended.

     Subscribed Common Stock - The Company has received
     -----------------------
subscriptions to its common stock for 1,014,180 shares as of June
30, 2001, as part of a 1,000,000 share offering pursuant to Rule 506 of the Securities Act of 1933, as amended. The shares are restricted pursuant to Rule 144 of the Securities Act of 1933, as amended.

     Additional Paid In Capital - Additional paid in capital at June
     --------------------------
30, 2001, represents the amount paid for common stock issued or subscribed to in excess of par value and $299 in unreimbursed expenses.

     4.   TRANSACTION WITH RELATED PARTY - On August 17, 2000, the
          ------------------------------
Company entered into a consulting agreement with FS Capital Markets Group, Inc. to perform consulting services and take certain actions and undertake certain obligations to insure an orderly business combination as reported above under pooling of interests, for a fee of $95,000. At June

30, 2001, FS Capital Markets Groups, Inc. owned 300,000 shares of the issued and outstanding common stock of the Company.

     5.   COMMITMENTS - On December 1, 2000, the Company has agreed
          -----------
to pay $10,000 to purchase the rights to a feasibility study for certain parcels of land which it plans on developing in the future. Payments totaling $2,500 were made in December, 2000, for one copy of the report. The balance of $7,500 is due and payable if the Company elects to proceed with the acquisition of any of the parcels.

     6.   LAND CONTRACTS - The Company has executed certain land
          --------------
contracts totaling $11,389,600 which it intends to develop in the future. Such contracts are subject to a feasibility study for a period of 245 days.

     7.   AGREEMENTS - The Company entered into a management and
          ----------
financial consulting agreement on January 15, 2001, with Union Atlantic LC, as consultant, to provide management and financial consulting services, and Union Atlantic Capital LC, as investment bank, to provide investment banking services, for a fee of $25,000 and a warrant to purchase five (5%) of the outstanding common stock of the Company at an exercise per share price equal to one cent ($.01) per share. The exercise per share price of the warrants shall be adjusted upward to equal the per share price paid by investors in the first covered transaction after the execution of the agreement. The warrants will expire seven (7) years after the date of issue, and can be exercised at any time in whole or in part.
 The warrants are subject to a proportionate downward adjustment in the per share exercise price in the event of any stock splits, stock dividends, recapitalizations, or similar events, or issuances of common stock at a per share price less than the adjusted warrant price. There is a restriction from selling more than 25% of the underlying shares during any single calendar quarter.

     The Company entered into an agreement with First Level Capital, Inc. on April 27, 2001, to file and apply Form 15C-211 with the SEC, upon the successful completion of the Company filing Form SB-2. The Company agreed to issue 20,000 shares of its common stock to First Level Capital, Inc. for this service.

     8.   NET LOSS PER SHARE - Basic net loss per share is computed
          ------------------
using the weighted average number of common shares outstanding. The dilutive effect of potential common shares outstanding is included in diluted net loss per share. The computations of basic net loss per share and diluted net loss per share are as follows:

          Basic weighted average shares         5,000,000

          Effect of dilutive securities:
               Common stock subscriptions         271,078
               Common stock warrants               83,334
                                                ---------
          Dilutive potential common shares      5,354,412
                                                =========

     9.   SUBSEQUENT EVENTS - There were no significant events
          -----------------
subsequent to the financial statement date.

           PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Newport is a Delaware corporation and the provisions of the Delaware General Corporation Law will be applicable to the indemnification by Newport of its officers, directors and agents.
In its Certificate of Incorporation, as amended, Newport generally agrees to indemnify each person who is a director or officer of Newport, or serves at the request of Newport as a director, officer, employee or agent of another company, in accordance with Newport's by-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. In its Certificate of Incorporation, Newport indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding. If the Board of Directors does advance funds, the person receiving such funds must undertake in writing to repay the funds unless it is ultimately determined that he is entitled to indemnification pursuant to the Certificate of Incorporation.

     Under the Certificate of Incorporation, the Bylaws, and the Delaware General Corporation Law, no director of Newport will be personally liable to Newport or its shareholders for monetary damages (or expenses in defense of an action) for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of Newport, or serving in such capacity for another entity at the request of Newport, except for liability (i) for any breach of the director's duty of loyalty to Newport or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Newport has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of Newport's consummation of a business combination, including such consummation wherein Newport is merged into or reorganized as a new entity.

     The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Delaware General Corporation Law and also Newport's Certificate of Incorporation and Bylaws, filed herewith as exhibits.


ITEM 25.  OTHER EXPENSE OF ISSUANCE AND DISTRIBUTION

     Newport estimates that its other expenses payable in connection with this registration statement will be as follows:

SEC registration fee                $    566
Accounting Fees and Expenses        $  6,000
Legal Fees and Expenses             $ 25,000
Printing and Engraving              $ 10,000

Miscellaneous                       $  6,000
                                    --------
Total                               $ 47,566

All expenses are estimated except for the Securities and Exchange
Commission fee.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     In December 1999, First Philadelphia Capital Corp., our predecessor company, sold 5,000,000 shares of our common stock, to FS Capital Markets, an investment banking company in exchange for financial consulting services provided by FS Capital Markets. In October 2000, in connection with the stock-for-stock merger of First Philadelphia Capital Corp. with Conservation Anglers Manufacturing, Inc., FS Capital Markets returned 4,700,000 of these shares and retained 300,000 shares of our common stock. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

     In April 2000, Newport sold 1,175,000 and 3,525,000 shares of common stock, respectively, at a price of $0.0001 per share, to each of Sara Lam and Samantha Lam, respectively. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

     From November 2000 through August 2001, Newport sold an aggregate of 754,240 shares of common stock to 48 "accredited investors" for a total of $292,285. Newport sold these shares of common stock under the exemption from registration provided by
Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Neither Newport nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. Purchasers, or the beneficial owners of purchasers that are entities, are friends or business associates of the officers and directors of Newport. No services were performed by any purchaser as consideration for the shares issued. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities had not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

     In April 2001, Newport issued 20,000 shares of common stock to First Level Capital, Inc. in connection with certain consulting services First Level will provide to Newport through April 2002 relating to corporate finance and other financial services matters. These shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS

Exhibit No.    Description of Exhibit
-----------    ----------------------------------------------------
3.1            Certificate of Incorporation(1)
3.2            By-Laws(1)
3.3            Certificate of Incorporation, as amended(2)
4.1            Form of Common Stock Certificate(3)
5.1            Opinion of Broad and Cassel(4)

10.1           Land Sales Contract between Bigham Farms Inc. and
               Solomon Lam(3)
10.2           Land Sales Contract between Bigham Hide Inc. and
               Solomon Lam(3)
10.3           Addendum to Land Sales Contract between Bigham Farms
               Inc. and Soloman Lam (3)
10.4           Addendum to Land Sales Contract between Bigham Hide
               Inc. and Soloman Lam(3)
23.1           Consent of Broad and Cassel (included in Exhibit 5.1)
23.2           Consent of J.P. Spillane, C.P.A., P.A. (3)
24.1 Power of Attorney (see page II-4 of this registration statement)

-----------------
1. Filed as an exhibit of the same number to the Registrant's
   (formerly known as First Philadelphia Capital Corp.) Form 10-SB dated May 10, 2000.
2. Filed as exhibit 3.1 to the Registrant's current report on Form 8-K dated February 5, 2001.
3. Filed herewith.
4. To be filed by amendment.


ITEM 28.  UNDERTAKINGS

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this registration statement to:

     a. include any prospectus required by section 10(a)(3) of the Securities Act ;

     b. reflect in the prospectus any facts or events which individually or together represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement; and

     c. include any additional or changed material information on the plan of distribution.

     (2) For purposes of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wellington, State of Florida, on August 30, 2001.

                             NEWPORT INTERNATIONAL GROUP, INC.



                             By: /s/ Solomon Lam
                                 ----------------------------------
                                 Soloman Lam, President and Chief
                                 Executive Officer


                          Power of Attorney

     Each person whose signature appears below constitutes and appoints Soloman Lam as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.


      SIGNATURE                      TITLE                        DATE
      ---------                      -----                        ----

/s/ Soloman Lam              President and Director          August 30, 2001
---------------------    (Principal Executive, Financial
 Soloman Lam                 and Accounting Officer)

/s/ Samantha Lam                    Director                 August 30, 2001
---------------------
 Samantha Lam

/s/ Vernon Priest         Vice President of Development
---------------------     and Engineering and a Director     August 30, 2001
 Vernon Priest

/s/ Tina Giacalone          Secretary and a Director         August 30, 2001
---------------------
 Tina Giacalone

/s/ Clinton Beckwith              Vice President
---------------------     Public Relations and a Director    August 30, 2001
 Clinton Beckwith